MICON	Exhibit 4.17
International Limited

PHILIP R. BEDELL

CERTIFICATE

As an author of a portion of this report, I, Philip R. Bedell do hereby certify that:

1.

I am employed as the Senior Principal Geotechnical Engineer by, and carried out this assignment for:  Golder Associates Ltd, 309 Exeter Road, Unit 1, London, Ontario, N6L 1C1, tel (519) 652-0099 fax (519) 652-6299;

2.

This certificate applies to Section 1.6, Tailings and Water Management, of the technical report titled “Las Crucitas Gold Project, Ni 403-101 Technical Report Summary of the Bankable Feasibility Study and Addendum Report” dated February 2007, prepared for Industrias Infinito S.A. and Vannessa Ventures Ltd.

3.

I hold the following academic qualifications:

B.E.Sc., Civil Engineering, The University of Western Ontario, 1966

M.E.Sc., Soil Mechanics and Foundation engineering, The University of Western Ontario, 1967;

4.

I am a registered Professional Engineer of Ontario (membership number 03046018);  as well, I am a Design Consulting Engineer in Ontario (No. 1452);

5.

I have worked as a geotechnical engineer and consultant for the past 40 years.  My work experience includes being Senior Project Director, Manager and Design engineer responsible for major civil engineering works including the design and construction of mining, transportation and municipal infrastructure projects.  The mining projects have included the geotechnical investigation, design and construction monitoring for open pit mines and related tailings facilities and infrastructure, as well as responsibility for the review and report preparation for a forensic investigation of a tailings dam failure in South America;

6.

I am familiar with NI 43-101 and, by reason of education, experience and professional registration, I fulfill the requirements of a qualified person as defined in NI 43-101;

7.

I have visited the property which is the subject of this report in 1999;

MICON	Exhibit 4.17
International Limited

8.

I managed the preparation by Golder Associates Ltd. of the reports titled “Volume I, Study for Tailings and Waste Rock Facility, Crucitas Project, Costa Rica” (Report No. 991-3051US (1001), dated August 10, 2006); Volume II, Appendices A and B, “Geotechnical Investigation, Tailings Facility, Crucutas Project, Costa Rica: (Report No. 991-3051, dated August 10, 2006), and Volume III, Appendix C, “Geotechnical Investigation, Tailings Facility, Crucitas Project, Costa Rica” (Report No. 991-3051US(1001), dated August 2006).  The relevant portions of these reports have been incorporated in Micon’s Bankable Feasibility Study and summarized in NI 43-101 Technical Report summary of the Bankable Feasibility Study and Addendum Report.

9.

I am independent of the parties involved in the transaction for which this report is required, other than providing consulting services;

10.

I was previously involved with the property as Geotechnical Consultant to Lyon Lake Mines in 1999.

11.

I am familiar with NI 43-101 and I consider that the portions of the report pertaining to the tailings and waste rock management have been prepared in compliance with the instrument.

12.

As of the date of this certificate, to the best of my knowledge, information and belief, the portions of the technical report for which I am responsible contain all scientific and technical information that is required to be disclosed so as to make the technical report not misleading.

13.

I consent to the filing of the report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the report.

Dated February 22, 2007

“Philip R. Bedell”

Philip R. Bedell, P.Eng.

MICON	Exhibit 4.17
International Limited

KENNETH J. DE VOS

CERTIFICATE

As an author of an appendix within this report, I, Kenneth De Vos do hereby certify that:

1.

I am employed as a Hydrogeochemist by, and carried out this assignment for:  Golder Associates Ltd, 2390 Argentia Road, Mississauga, Ontario, L5N 5Z7, tel (905) 567-4444 fax (905) 567-6561;

2.

This certificate applies to the report titled “Water Quality Modeling of the Waste Storage Facility Pond”, referred to as Appendix 6B titled “water quality” of the Bankable Feasibility Study prepared for Industrias Infinito S.A. and Vannessa Ventures Ltd.

3.

I hold the following academic qualifications:

B.Sc. (Hons) Applied Earth Science, University of Waterloo, Waterloo, ON, 1992

M.Sc. Applied Earth Science, University of Waterloo, Waterloo, ON  1995.

4.

I am a registered Professional Geoscientist of Ontario (membership number 0908); as well, I am a registered Professional Geologist in Alberta (membership number M72089) and a registered Professional Geologist licensee in Northwest Territories.

5.

I have worked as a geochemist specializing in assessment of environmental assessment and geochemistry of mining properties in consulting engineering companies for the last 14 years.  My work experience includes the management of environmental aspects of feasibility studies, management of geochemical and water quality testwork programs and the development of environmental implications and specifications for waste rock and tailings management options.

6.

I am familiar with NI 43-101 and, by reason of education, experience and professional registration I fulfill the requirements of a qualified person under Section 1.1 part b) of the definition of “qualified person” in NI 43-101 for the subject matter as provided in Appendix 6B.

7.

I have visited the property which is the subject of this report in November of 2005;

8.

I managed the preparation by Golder Associates Ltd. of the reports titled “Water Quality Modeling of the Waste Storage Facility Pond”. The report incorporates information provided by Vannessa Ventures Ltd. personnel, which I have reviewed and provided recommendations on potential data gaps as outlined in the report.  Appendix 6B of the Bankable Feasibility Study titled “water quality” has referred to this report in its entirety.  Relevant portions of the report have been reproduced in “Section 1.6.1 ARD and Water Quality” and Section 18.3.1 ARD and Water Quality” of NI 43-101 Technical Report Summary of the Bankable Feasibility Study and Addendum Report.

9.

I am independent of the parties involved in the transaction for which this report is required, other than providing consulting services;

10.

I have no prior involvement with the property or the issuer.

MICON	Exhibit 4.17
International Limited

11.

I have read NI 43-101 and I consider that the specific calculations as reported in the report titled “Water Quality Modeling of the Waste Storage Facility Pond”, for which I am responsible have been prepared in compliance with the instrument, however in completing these calculations reliance was placed on baseline water quality data as provided by Vannessa Ventures Ltd. and recommendations regarding data gaps have been provided in the report.  Due to the historical nature of the data provided by Vannessa Ventures it was not possible to review the details and QA/QC program for the water quality baseline data.

12.

As of the date of this certificate, to the best of my knowledge, information and belief, the calculations completed for which I am responsible contain the scientific and technical information that is required to be disclosed to make the methodology of the calculations not misleading.  The resulting calculated water quality heavily relies on baseline water quality data and process water quality data and groundwater quality data as provided by Vannessa Ventures Limited and was not verified.  Although the methodology and calculations are not misleading the accuracy of the end result may vary and is dependant on the quality of the data provided by Vannessa Ventures Limited.

13.

I consent to the filing of the report with any Canadian stock exchange or securities regulatory authority, and any publication by them of the report.

Dated February 21, 2007

“Kenneth J. DeVos”

Kenneth J. DeVos, P.Geo.